                                                                     Exhibit 1.1


August 29, 2001



Board of Trustees
The Savings Bank of Utica
233 Genesee Street
Utica, New York 13501
Attention:   Mr. John A. Zawadzki
             President and Chief Executive Officer
             -------------------------------------


Ladies and Gentlemen:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as an independent financial advisor to The Savings Bank of Utica (the "Bank") in connection with the Bank's proposed reorganization into mutual holding company form (the "Reorganization"), including the offer and sale of certain shares of the common stock (the "Common Stock") of a newly organized middle-tier stock holding company to the Bank's eligible account holders in a Subscription Offering, to members of the Bank's community in a Direct Community Offering and, under certain circumstances, to the general public in a Syndicated Community Offering (collectively, the "Offerings"). For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of the Common Stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.


ADVISORY SERVICES
-----------------

     Sandler O'Neill will act as a consultant and advisor to the Bank and will work with the Bank's management, counsel, accountants and other advisors in connection with the Reorganization and the Offerings. We anticipate that our services will include the following, each as may be necessary and as the Bank may reasonably request:

     1. Consulting as to the securities marketing implications of any aspect of the Plan of Reorganization or related corporate documents;

     2. Reviewing with the Board of Directors the independent appraiser's appraisal of the Common Stock;

     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such

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Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 2


          documents will be the responsibility of the Bank and its counsel);

     4. Assisting in the design and implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting Bank management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Offering.

     Sandler O'Neill acknowledges that no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering.


SYNDICATED COMMUNITY OFFERING
-----------------------------

     If any shares of the Common Stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Bank and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill will seek to form a syndicate of registered dealers to assist in the sale of such Common Stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to limit the aggregate fees to be paid by the Bank under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements. Sandler O'Neill will endeavor to distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Bank and the requirements of the Plan of Reorganization, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of the Common Stock.


FEES
----

     If the Reorganization is consummated, the Bank agrees to pay Sandler O'Neill for its services

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Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 3


hereunder the fees set forth below:

     1. a fee of one percent (1.00%) of the aggregate Actual Purchase Price of the shares of common stock sold in the Subscription Offering and Direct Community Offering, excluding in each case shares purchased by
          (i) any employee benefit plan of the Bank established for the benefit of the Bank's directors, officers and employees, and (ii) any director, officer or employee of the Bank or members of their immediate families; and

     2. with respect to any shares of the Common Stock sold by an NASD member firm (including Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement, (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of one percent (1.00%), which in the aggregate shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization is terminated by the Bank, no fees shall be payable by the Bank to Sandler O'Neill hereunder; however, the Bank shall reimburse Sandler O'Neill for its reasonable out-of-pocket expenses (including legal fees) incurred in connection with its engagement hereunder.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Reorganization. In recognition of the long lead times involved in the reorganization process, the Bank agrees to make an advance payment to Sandler O'Neill in the amount of $25,000, which shall be payable upon execution of this letter and which shall be credited against any fees or reimbursement of expenses payable hereunder.


COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Bank pursuant to the following paragraph, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, regardless of whether the Reorganization is consummated, including, without limitation, legal fees and expenses, promotional, syndication, and travel expenses, up to an aggregate maximum of $60,000; provided, however, that Sandler O'Neill shall document such expenses to the
--------  -------
reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this

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Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 4


letter.

     As is customary, the Bank will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification (including fees and expenses of blue sky counsel) of the shares in the various states; (iv) listing fees; and (v) all fees and disbursements of the Bank's counsel, accountants, conversion agent and other advisors. In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Bank, the Bank will reimburse Sandler O'Neill for such fees and expenses whether or not the Reorganization is consummated.


DUE DILIGENCE REVIEW
--------------------

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Bank, and its directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Bank agrees that, at its expense, it will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with the Bank's management the financial condition, business and operations of the Bank. The Bank acknowledges that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Bank and its directors, trustees, officers, employees, agents, independent accountants and counsel.


BLUE SKY MATTERS
----------------

     Sandler O'Neill and the Bank agree that the Bank's counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings, and that the Bank will cause such counsel to prepare a Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.


CONFIDENTIALITY
---------------

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation or legal process, Sandler O'Neill agrees that it will treat as confidential all material, non-public information relating to the Bank obtained in connection with its engagement

Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 5


hereunder (the "Confidential Information"), whether or not the Reorganization is consummated. As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Bank, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Bank who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION
---------------

     Since Sandler O'Neill will be acting on behalf of the Bank in connection with the Reorganization and the Offerings, the holding companies and the Bank agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 or
Section 20 of the Securities Exchange Act of 1934 (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the Offerings or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Bank and the holding
                              --------  -------
companies will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any final proxy statement or prospectus, or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Bank by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence or bad faith of Sandler O'Neill. If the foregoing indemnification is unavailable for any reason, the Bank and the holding companies agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Reorganization and the Offerings bears to that of Sandler O'Neill.

     If indemnification is to be sought hereunder by an Indemnified Party, then such Indemnified Party shall promptly notify the Bank of the commencement of any action or proceeding or investigation in respect thereof but failure to so notify the Bank shall not relieve the Bank from any

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Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 6


liability which it may have otherwise than on account of this agreement. The Bank shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case it shall not thereafter be responsible for the fees and expenses of any separate counsel retained by Sandler O'Neill or any other Indemnified Party except as set forth below); provided, however, that such counsel shall be
                                  --------  -------
satisfactory to Sandler O'Neill in the exercise of its reasonable judgment. Notwithstanding the Bank's election to assume the defense of such action, Sandler O'Neill or any other Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action and the Bank shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of such counsel chosen by the Bank to represent Sandler O'Neill or any other Indemnified Party would present such counsel with a conflict of interest (in which case the Bank shall not have the right to assume the defense of such action on Sandler O'Neill's or the Indemnified Party's behalf); (ii) the actual or potential defendants in, or targets of, any such action include both the Bank and Sandler O'Neill, and Sandler O'Neill shall have reasonably concluded that there may be legal defenses available to Sandler O'Neill or the Indemnified Party which are different from or additional to those available to the Bank (in which case the Bank shall not have the right to assume the defense of such action on Sandler O'Neill's or the Indemnified Party's behalf); (iii) the Bank shall not have employed counsel satisfactory to Sandler O'Neill to represent Sandler O'Neill or the Indemnified Party within a reasonable time after notice of the institution of such action; or (iv) the Bank shall authorize Sandler O'Neill or any other Indemnified Party to employ separate counsel at the Bank's expense. It is expressly understood that the Bank shall only be obligated to pay for one separate counsel (in addition to any required local counsel) in any one action or proceeding or group of related actions or proceedings for all Indemnified parties collectively. The Bank will not be liable under this letter agreement for any amount paid by Sandler O'Neill or any other Indemnified Party to settle any claims or actions if the settlement is entered into without the Bank's consent, which shall not be unreasonably withheld.


DEFINITIVE AGREEMENT
--------------------

     Sandler O'Neill and the Bank agree that (a) except as set forth in clause
(b), the foregoing represents the general intention of the Bank and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Bank, the holding companies and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Bank's obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory

Board of Trustees
The Savings Bank of Utica
August 29, 200l
Page 7


to Sandler O'Neill, the Bank and the holding companies and their respective counsel and shall contain standard indemnification provisions consistent herewith.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Bank's business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel,
(iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the price established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed Offerings. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to June 30, 2002.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                      Very truly yours,
                                      Sandler O'Neill & Partners, L.P.
                                      By: Sandler O'Neill & Partners Corp.,
                                        the sole general partner


                                      By: /s/ Catherine A. Lawton
                                          ---------------------------------
                                            Catherine A. Lawton
                                            Vice President


Accepted and agreed to as of
the date first above written:


The Savings Bank of Utica


By: /s/ John A. Zawadzki
    -------------------------------------
    John A. Zawadzki
    President and Chief Executive Officer

August 29, 200l



Mr. John A. Zawadzki
President and Chief Executive Officer
The Savings Bank of Utica
233 Genesee Street
Utica, New York 13501


Dear Mr. Zawadzki:

     Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") is pleased to act as conversion agent to The Savings Bank of Utica (the "Bank") in connection with the Bank's proposed reorganization into mutual holding company form (the "Reorganization"). This letter is to confirm the terms and conditions of our engagement.


SERVICES AND FEES
-----------------

     In our role as Conversion Agent, we anticipate that our services will include the services outlined below, each as may be necessary and as the Bank may reasonably request:

     I.     Consolidation of Accounts and Development of a Central File

     II.    Preparation of Proxy, Order and/or Request Forms

     III.   Organization and Supervision of the Conversion Center

     IV.    Proxy Solicitation and Special Meeting Services

     V.     Subscription Services

Each of these services is further described in Appendix A to this agreement.

     For its services hereunder, the Bank agrees to pay Sandler O'Neill a fee of $45,000. This fee is based upon a total number of unconsolidated accounts of approximately 91,000. No change in fees will occur as long as the variance in the number of accounts does not exceed 5%. In the event the actual number of accounts exceeds the number specified above by more than 5%, the fee will be

Mr. John A. Zawadzki
August 29, 200l
Page 2


proportionately increased.

     The fee set forth above is based upon the requirements of current regulations and the Plan of Reorganization as currently contemplated and an uncontested solicitation of proxies. Any unusual or additional items or duplication of service required as a result of a material change in the regulations or the Plan of Reorganization, any opposition to the proxy solicitation by a third party or a material delay or other similar events may result in extra charges which will be covered in a separate agreement if and when they occur.

     All fees under this agreement shall be payable in cash, as follows: (a) $5,000 payable upon execution of this agreement by the Bank, which shall be non-refundable; and (b) the balance upon the completion of the Reorganization.


COSTS AND EXPENSES
------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder, the Bank agrees to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder regardless of whether the Reorganization is consummated, including, without limitation, travel, lodging, food, telephone, postage, listings, forms and other similar expenses, up to a maximum of $25,000; provided, however, that Sandler O'Neill shall document such expenses to the
--------  -------
reasonable satisfaction of the Bank. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this agreement. It is understood that all expenses associated with the operation of the Conversion Center will be borne by the Bank.


REILANCE ON INFORMATION PROVIDED
--------------------------------

     The Bank will provide Sandler O'Neill with such information as Sandler O'Neill may reasonably require to carry out its duties. The Bank recognizes and confirms that Sandler O'Neill (a) will use and rely on such information in performing the services contemplated by this agreement without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the information. The Bank will also inform Sandler O'Neill within a reasonable period of time of any changes in the Plan which require changes in Sandler O'Neill's services. If a substantial expense results from any such change, the parties shall negotiate an equitable adjustment in the fee.

Mr. John A. Zawadzki
August 29, 200l
Page 3


LIMITATIONS
-----------

     Sandler O'Neill, as Conversion Agent hereunder, (a) shall have no duties or obligations other than those specifically set forth herein; (b) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any order form or any stock certificates or the shares represented thereby, and will not be required to and will make no representations as to the validity, value or genuineness of the offer; (c) shall not be liable to any person, firm or corporation including the Bank by reason of any error of judgment or for any act done by it in good faith, or for any mistake of law or fact in connection with this agreement and the performance hereof unless caused by or arising out of its own bad faith or gross negligence;
(d) will not be obliged to take any legal action hereunder which might in its judgment involve any expense or liability, unless it shall have been furnished with reasonable indemnity satisfactory to it; and (e) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telex, telegram, or other document or security delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties.

     Anything in this agreement to the contrary notwithstanding, in no event shall Sandler O'Neill be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Sandler O'Neill has been advised of the likelihood of such loss or damage and regardless of form of action.


INDEMNIFICATION
---------------

     The Bank agrees to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the engagement of Sandler O'Neill pursuant to, and the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party. The Bank will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from Sandler O'Neill's bad faith or gross negligence.

Mr. John A. Zawadzki
August 29, 200l
Page 4


MISCELLANEOUS
-------------

     The following addresses shall be sufficient for written notices to each other:

         If to you:     The Savings Bank of Utica
                        233 Genesee Street
                        Utica, New York 13501
                        Attention:   Mr. John A. Zawadzki

         If to us:      Sandler O'Neill & Partners, L.P.
                        Two World Trade Center, 104th Floor
                        New York, New York 10048
                        Attention:   Ms. Catherine A. Lawton

     The Agreement and appendix hereto constitute the entire Agreement between the parties with respect to the subject matter hereof and can be altered only by written consent signed by the parties. This Agreement is governed by the laws of the State of New York.

     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                                        Very truly yours,
                                        Sandler O'Neill & Partners, L.P.
                                        By: Sandler O'Neill & Partners Corp.,
                                            the sole general partner


                                        By: /s/ Catherine A. Lawton
                                            ---------------------------------
                                            Catherine A. Lawton
                                            Vice President


Accepted and agreed to as of
the date first above written:

The Savings Bank of Utica


By:   /s/ John A. Zawadzki
      -------------------------------------
      John A. Zawadzki
      President and Chief Executive Officer

                                   APPENDIX A
                                   ----------

                      OUTLINE OF CONVERSION AGENT SERVICES
                      ------------------------------------

I.   Consolidation of Accounts
     1. Consolidate files in accordance with regulatory guidelines.
     2. Accounts from various files are all linked together. The resulting central file can then be maintained on a regular basis.
     3. Our EDP format will be provided to your data processing people.

II.  Proxy/Order Form/Request Card Preparation
     1. Vote calculation.
     2. Any combination of proxies, request cards and stock order forms for voting and ordering stock.
     3. Target group identification for subscription offering.

III. Organization and Supervision of Conversion Center
     1. Advising on and supervising the physical organization of the Conversion Center, including materials requirements.
     2. Assist in the training of all Bank personnel who will be staffing the conversion center.
     3. Establish reporting procedures.
     4. On-site supervision of the Conversion Center during the solicitation/offering period.

IV.  Special Meeting Services *
     1. Direct proxy solicitation.
     2. Proxy and ballot tabulation.
     3. Act as or support inspector of election, it being understood that Sandler O'Neill will not act as inspector of election in the case of a contested election.
     4. Delete voting record date accounts closed prior to special meeting.
     5. Produce final report of vote.

* To the extent independent third parties are required by any regulatory agency to perform such services, it is understood and agreed that Sandler O'Neill will subcontract for such services and that the Bank will reimburse Sandler O'Neill for such reasonable fees and expenses incurred as a result of such regulatory requirement.

                                       A-l

V.  Subscription Services
    1.  Produce list of depositors by state (Blue Sky report).
    2.  Production of subscription rights and research books.
    3.  Stock order form processing.
    4.  Acknowledgment letter to confirm receipt of stock order.
    5.  Daily reports and analysis.
    6. Proration calculation and share allocation in the event of an oversubscription.
    7.  Produce charter shareholder list.
    8.  Interface with Transfer Agent for Stock Certificate issuance.
    9.  Refund and interest calculations.
    10. Confirmation letter to confirm purchase of stock.
    11. Notification of full/partial rejection of orders.
    12. Production of 1099/Debit tape.

                                      A-2